Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report on the consolidated financial statements of Pacific Continental Corporation, included in the Annual Report to Shareholders of Pacific Continental Corporation for the year ended December 31, 2004.

/s/ Zirkle, Long & Trigueiro, L.L.C

Zirkle, Long & Trigueiro, L.L.C

Eugene, Oregon

January 2, 2006